Exhibit 99.1 (Filed herewith)

News Release

News Media Contact:

Ken Golden

Director, Global Public Relations

Deere & Company

309-765-5678

Deere Reports Third-Quarter Earnings Of $712 Million

¾              Income jumps 15 percent for third quarter, marking fifth consecutive quarter-over-quarter record.

¾              Broad-based improvement reflects higher results from all divisions.

¾              Healthy global farm sector continues to support performance.

¾              Company on track for full-year sales and earnings records.

MOLINE, Illinois (August 17, 2011) — Net income attributable to Deere & Company was $712.3 million, or $1.69 per share, for the third quarter ended July 31, compared with $617.0 million, or $1.44 per share, for the same period last year.

For the first nine months of the year, net income attributable to Deere & Company was $2.130 billion, or $5.01 per share, compared with $1.408 billion, or $3.28 per share, last year.

Worldwide net sales and revenues increased 22 percent, to $8.372 billion, for the third quarter and were up 24 percent to $23.401 billion for nine months. Net sales of the equipment operations were $7.722 billion for the quarter and $21.563 billion for nine months, compared with $6.224 billion and $17.009 billion for the corresponding periods last year.

“Bolstered by yet another quarter of record results, John Deere remains on track for a year of exceptional achievement,” said Samuel R. Allen, chairman and chief executive officer. “Our success reflects strong demand for the company’s advanced equipment and the skillful execution of our ambitious business plans.

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These are aimed at expanding our global competitive position and introducing the John Deere brand to a wider group of customers.”

Increased sales of large farm machinery are having a major impact on Deere’s performance, Allen said, while construction-equipment sales are moving higher in spite of weakness in the North American residential and commercial construction sectors. “The company is achieving record performance in spite of certain key markets being in the early stages of recovery. This reflects our focus on managing costs and assets, while enhancing our geographic footprint and providing a range of innovative products and services to a growing global customer base.”

Summary of Operations

Net sales of the worldwide equipment operations increased 24 percent for the quarter and 27 percent for nine months compared with a year ago. Sales included a favorable currency-translation effect of 6 percent for the quarter and 4 percent for nine months and price increases of 3 percent for both periods. Equipment net sales in the United States and Canada increased 10 percent for the quarter and 19 percent year to date. Outside the U.S. and Canada, net sales were up 49 percent for the quarter and 40 percent for nine months, with favorable currency-translation effects of 16 percent and 8 percent, respectively.

Deere’s equipment operations reported operating profit of $969 million for the quarter and $2.883 billion for nine months, compared with $890 million and $2.193 billion last year. The increases were largely due to the impact of higher shipment volumes and improved price realization, partially offset by higher raw-material costs and increased selling, administrative and general expenses.

Net income of the company’s equipment operations was $584 million for the quarter and $1.777 billion for nine months, compared with $512 million and $1.135 billion for the respective periods last year. The same operating factors mentioned above affected quarterly and nine-month results. In addition, a lower tax rate benefited performance for the year to date.

Financial services reported net income attributable to Deere & Company of $125.6 million for the quarter and $348.9 million for nine months compared with

Deere Announces Third-Quarter Earnings	6

$102.1 million and $274.1 million last year. Results for both periods were higher primarily due to growth in the credit portfolio and a lower provision for credit losses, partially offset by narrower financing spreads.

Company Outlook & Summary

Company equipment sales are projected to be up about 25 percent for fiscal 2011 and up about 20 percent for the fourth quarter compared with the same periods a year ago. Included is a favorable currency-translation impact of about 4 percent for both periods. For the full year, net income attributable to Deere & Company is anticipated to be approximately $2.7 billion.

Reflecting improvement from the company’s previous estimate, the annual forecast now includes a negative impact of approximately $70 million in sales and $10 million in operating profit from the effects of the Japanese earthquake and tsunami earlier this year.

According to Allen, the company’s 2011 performance is providing significant momentum to its future growth plans. “John Deere’s aggressive investment in new products and expanded global capacity puts the company on a sound footing to address the world’s growing need for food, shelter and infrastructure,” Allen stated. “We remain confident that these positive macroeconomic trends have staying power and should prove rewarding to the company and its stakeholders in the years ahead.”  At the same time, he noted, concerns over the health of the global economy and recent turmoil in world financial markets have introduced an additional element of uncertainty into the near-term outlook.

* * *

Equipment Division Performance

Agriculture & Turf. Sales increased 22 percent for the quarter and 23 percent for nine months largely due to higher shipment volumes, the favorable effects of currency translation and improved price realization.

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Operating profit was $859 million for the quarter and $2.579 billion year to date, compared with $824 million and $2.128 billion, respectively, last year. The improvement in both periods primarily was due to the impact of higher shipment volumes and improved price realization, partially offset by increases in raw-material costs and selling, administrative and general expenses.

Construction & Forestry. Construction and forestry sales rose 34 percent for the quarter and were up 50 percent for nine months mainly due to higher shipment volumes and improved price realization. The division had operating profit of $110 million for the quarter and $304 million for nine months, compared with $66 million and $65 million last year. Operating profit for both periods moved up primarily due to higher shipment and production volumes and improved price realization, partially offset by increased raw-material costs and selling, administrative and general expenses.

Market Conditions & Outlook

Agriculture & Turf. Worldwide sales of the company’s agriculture and turf division are forecast to increase by about 21 percent for full-year 2011, with a favorable currency-translation impact of about 4 percent. Farmers in the world’s major markets are experiencing solid levels of income due to rising demand for agricultural commodities as well as high crop prices.

Industry farm-machinery sales in the U.S. and Canada are forecast to be up 5 to 10 percent for the year, following a healthy advance in 2010. Overall conditions remain positive and demand continues to be strong, especially for high-horsepower equipment.

Industry sales in the EU 27 nations of Western and Central Europe are forecast to increase by 10 to 15 percent, while sales in the Commonwealth of Independent States are expected to be notably higher. Farm conditions have remained generally favorable in both areas, though adverse weather has negatively affected harvest activity and grain quality in parts of Europe. Sales in Asia are forecast to rise sharply again this year.

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In South America, industry sales for the year are projected to be down about 5 percent versus strong levels of 2010. The decline, primarily due to weakness in the small-tractor market in Brazil and adverse trade policies in Argentina, is being partly offset by strength in large farm equipment. Deere’s own sales in the region are benefiting from a broader lineup of recently introduced products.

Industry sales of turf and utility equipment in the U.S. and Canada are expected to be about the same as in 2010.

Construction & Forestry.  Deere’s worldwide sales of construction and forestry equipment are forecast to increase by about 45 percent for full-year 2011. The increase reflects market conditions that are somewhat improved in relation to last year’s low level and increased activity outside of the U.S. and Canada. Construction equipment sales to independent rental companies are seeing significant growth. World forestry markets are experiencing a further rebound after last year’s strong gains with particular improvement  in Europe.

Financial Services. Full-year 2011 net income attributable to Deere & Company for the financial services operations is expected to be approximately $460 million. The forecast increase from 2010 is primarily due to growth in the portfolio and a lower provision for credit losses.

John Deere Capital Corporation

The following is disclosed on behalf of the company’s credit subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market.

Net income attributable to John Deere Capital Corporation was $100.5 million for the third quarter and $270.1 million year to date, compared with $89.4 million and $222.7 million for the respective periods last year. Results were higher for both periods primarily due to growth in the portfolio and a lower provision for credit losses, partially offset by narrower financing spreads.

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Net receivables and leases financed by JDCC were $22.925 billion at July 31, 2011, compared with $20.307 billion last year.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Statements under “Company Outlook & Summary,” “Market Conditions & Outlook,” and other forward-looking statements herein that relate to future events, expectations, trends and operating periods involve certain factors that are subject to change, and important risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties could affect particular lines of business, while others could affect all of the company’s businesses.

The company’s agricultural equipment business is subject to a number of uncertainties including the many interrelated factors that affect farmers’ confidence.  These factors include worldwide economic conditions, demand for agricultural products, world grain stocks, weather conditions (including its effects on timely planting and harvesting), soil conditions, harvest yields, prices for commodities and livestock, crop and livestock production expenses, availability of transport for crops, the growth of non-food uses for some crops (including ethanol and biodiesel production), real estate values, available acreage for farming, the land ownership policies of various governments, changes in government farm programs and policies (including those in Argentina, Brazil, China, Russia and the U.S.), international reaction to such programs, global trade agreements, animal diseases and their effects on poultry, beef and pork consumption and prices, crop pests and diseases, and the level of farm product exports (including concerns about genetically modified organisms).

Factors affecting the outlook for the company’s turf and utility equipment include general economic conditions, consumer confidence, weather conditions, customer profitability, consumer borrowing patterns, consumer purchasing preferences, housing starts, infrastructure investment, spending by municipalities and golf courses, and consumable input costs.

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General economic conditions, consumer spending patterns, real estate and housing prices, the number of housing starts and interest rates are especially important to sales of the company’s construction and forestry equipment.  The levels of public and non-residential construction also impact the results of the company’s construction and forestry segment.  Prices for pulp, paper, lumber and structural panels are important to sales of forestry equipment.

All of the company’s businesses and its reported results are affected by general economic conditions in the global markets in which the company operates, especially material changes in economic activity in these markets; customer confidence in general economic conditions; foreign currency exchange rates and their volatility, especially fluctuations in the value of the U.S. dollar; interest rates; and inflation and deflation rates.  General economic conditions can affect demand for the company’s equipment as well.

Customer and company operations and results could be affected by changes in weather patterns (including the effects of dry weather in parts of the U.S. and wet weather in parts of Eastern and Western Europe); the political and social stability of the global markets in which the company operates; the effects of, or response to, terrorism and security threats; wars and other conflicts and the threat thereof; and the spread of major epidemics.

Significant changes in market liquidity conditions and any failure to comply with financial covenants in credit agreements could impact access to funding and funding costs, which could reduce the company’s earnings and cash flows.  Financial market conditions could also negatively impact customer access to capital for purchases of the company’s products and customer confidence and purchase decisions; borrowing and repayment practices; and the number and size of customer loan delinquencies and defaults.  A sovereign debt crisis, in Europe or elsewhere, could negatively impact currencies, global financial markets, social and political stability, funding sources and costs, customers, and company operations and results.  State debt crises also could negatively impact customers, suppliers, demand for equipment, and company operations and results.  The company’s investment management activities could be impaired by changes in the equity and bond markets, which would negatively affect earnings.

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Additional factors that could materially affect the company’s operations, access to capital, expenses and results include changes in and the impact of governmental trade, banking, monetary and fiscal policies, including financial regulatory reform and its effects on the consumer finance industry, derivatives, funding costs and other areas, and governmental programs in particular jurisdictions or for the benefit of certain industries or sectors (including protectionist policies and trade and licensing restrictions that could disrupt international commerce); actions by the U.S. Federal Reserve Board and other central banks; actions by the U.S. Securities and Exchange Commission (SEC), the U.S. Commodity Futures Trading Commission and other financial regulators; actions by environmental, health and safety regulatory agencies, including those related to engine emissions (in particular Interim Tier 4 and Final Tier 4 emission requirements), carbon emissions, noise and the risk of climate change; changes in labor regulations; changes to accounting standards; changes in tax rates, estimates, and regulations; and actions by other regulatory bodies including changes in laws and regulations affecting the sectors in which the company operates.  Customer and company operations and results also could be affected by changes to GPS radio frequency bands or their permitted uses.

Other factors that could materially affect results include production, design and technological innovations and difficulties, including capacity and supply constraints and prices; the availability and prices of strategically sourced materials, components and whole goods; delays or disruptions in the company’s supply chain due to weather, natural disasters or financial hardship or the loss of liquidity by suppliers (including the impact of the earthquake and resulting events in Japan); start-up of new plants and new products; the success of new product initiatives and customer acceptance of new products; changes in customer product preferences and sales mix whether as a result of changes in equipment design to meet government regulations or for other reasons; oil and energy prices and supplies; the availability and cost of freight; actions of competitors in the various industries in which the company competes, particularly price discounting; dealer practices especially as to levels of new and used field inventories; labor relations; acquisitions and divestitures of businesses, the integration of new businesses; the implementation of organizational changes; difficulties related to the conversion and

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implementation of enterprise resource planning systems that disrupt business, negatively impact supply or distribution relationships or create higher than expected costs; changes in company declared dividends and common stock issuances and repurchases.

Company results are also affected by changes in the level of employee retirement benefits, changes in market values of investment assets and the level of interest rates, which impact retirement benefit costs, and significant changes in health care costs including those which may result from governmental action.

The liquidity and ongoing profitability of John Deere Capital Corporation and other credit subsidiaries depend largely on timely access to capital to meet future cash flow requirements and fund operations and the costs associated with engaging in diversified funding activities and to fund purchases of the company’s products.  If market uncertainty increases and general economic conditions worsen, funding could be unavailable or insufficient.  Additionally, customer confidence levels may result in declines in credit applications and increases in delinquencies and default rates, which could materially impact write-offs and provisions for credit losses.

The company’s outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies.  Such estimates and data are often revised.  The company, except as required by law, undertakes no obligation to update or revise its outlook, whether as a result of new developments or otherwise.  Further information concerning the company and its businesses, including factors that potentially could materially affect the company’s financial results, is included in the company’s other filings with the SEC (including, but not limited to, the factors discussed in Item 1A. Risk Factors of the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q).

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Third Quarter 2011 Press Release

(in millions of dollars)

Unaudited

	Three Months Ended July 31			Nine Months Ended July 31
	2011	2010	% Change	2011	2010	% Change

Net sales and revenues:
Agriculture and turf	$6,371	$5,217	+22	$17,740	$14,462	+23
Construction and forestry	1,351	1,007	+34	3,823	2,547	+50
Total net sales	7,722	6,224	+24	21,563	17,009	+27
Financial services *	550	528	+4	1,548	1,532	+1
Other revenues	100	85	+18	290	262	+11
Total net sales and revenues	$8,372	$6,837	+22	$23,401	$18,803	+24

Operating profit: **
Agriculture and turf	$859	$824	+4	$2,579	$2,128	+21
Construction and forestry	110	66	+67	304	65	+368
Financial services *	194	148	+31	529	360	+47
Total operating profit	1,163	1,038	+12	3,412	2,553	+34
Other reconciling items ***	(451)	(421)	+7	(1,282)	(1,145)	+12
Net income attributable to Deere & Company	$712	$617	+15	$2,130	$1,408	+51

Equipment operations outside the U.S. and Canada:
Net sales	$3,364	$2,255	+49	$8,860	$6,307	+40
Operating profit	300	208	+44	848	533	+59

*                               At the beginning of the first quarter of 2011, the Company combined the reporting of the credit segment and the “Other” segment into the financial services segment.  The “Other” segment consisted of an insurance business related to extended warranty policies that did not meet the materiality threshold of reporting.  The revenues and operating profit for previous periods were revised as shown above or as follows:

	Years
	2010	2009
Financial Services
Revenues	2,073	2,029
Operating profit	499	242

**                        Operating profit is income from continuing operations before corporate expenses, certain external interest expense, certain foreign exchange gains and losses and income taxes.  Operating profit of the financial services segment includes the effect of interest expense and foreign exchange gains or losses.

***                 Other reconciling items are primarily corporate expenses, certain external interest expense, certain foreign exchange gains and losses, income taxes and net income attributable to noncontrolling interests.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED INCOME
For the Three Months Ended July 31, 2011 and 2010
(In millions of dollars and shares except per share amounts) Unaudited

	2011	2010

Net Sales and Revenues
Net sales	$7,721.6	$6,224.0
Finance and interest income	492.2	448.4
Other income	158.1	164.5
Total	8,371.9	6,836.9

Costs and Expenses
Cost of sales	5,792.2	4,519.6
Research and development expenses	312.0	256.3
Selling, administrative and general expenses	815.8	751.2
Interest expense	184.3	193.1
Other operating expenses	188.5	195.0
Total	7,292.8	5,915.2

Income of Consolidated Group before Income Taxes	1,079.1	921.7
Provision for income taxes	369.5	308.1
Income of Consolidated Group	709.6	613.6
Equity in income of unconsolidated affiliates	5.2	5.9
Net Income	714.8	619.5
Less: Net income attributable to noncontrolling interests	2.5	2.5
Net Income Attributable to Deere & Company	$712.3	$617.0

Per Share Data
Basic	$1.71	$1.45
Diluted	$1.69	$1.44

Average Shares Outstanding
Basic	417.4	424.5
Diluted	422.0	429.0

See Condensed Notes to Interim Consolidated Financial Statements.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED INCOME
For the Nine Months Ended July 31, 2011 and 2010
(In millions of dollars and shares except per share amounts) Unaudited

	2011	2010

Net Sales and Revenues
Net sales	$21,563.0	$17,009.5
Finance and interest income	1,420.7	1,350.7
Other income	417.1	442.4
Total	23,400.8	18,802.6

Costs and Expenses
Cost of sales	15,993.2	12,490.3
Research and development expenses	879.3	758.1
Selling, administrative and general expenses	2,309.0	2,126.5
Interest expense	579.1	618.9
Other operating expenses	474.3	533.9
Total	20,234.9	16,527.7

Income of Consolidated Group before Income Taxes	3,165.9	2,274.9
Provision for income taxes	1,040.7	866.4
Income of Consolidated Group	2,125.2	1,408.5
Equity in income of unconsolidated affiliates	10.6	6.4
Net Income	2,135.8	1,414.9
Less: Net income attributable to noncontrolling interests	5.5	7.2
Net Income Attributable to Deere & Company	$2,130.3	$1,407.7

Per Share Data
Basic	$5.07	$3.32
Diluted	$5.01	$3.28

Average Shares Outstanding
Basic	419.9	424.1
Diluted	425.2	428.4

See Condensed Notes to Interim Consolidated Financial Statements.

DEERE & COMPANY
CONDENSED CONSOLIDATED BALANCE SHEET
(In millions of dollars) Unaudited

	July 31	October 31	July 31
	2011	2010	2010

Assets
Cash and cash equivalents	$3,618.3	$3,790.6	$3,753.7
Marketable securities	459.4	227.9	232.3
Receivables from unconsolidated affiliates	32.3	38.8	31.9
Trade accounts and notes receivable - net	3,844.5	3,464.2	3,527.2
Financing receivables - net	19,437.0	17,682.2	16,236.1
Financing receivables securitized - net	2,480.6	2,238.3	2,631.8
Other receivables	960.9	925.6	693.1
Equipment on operating leases - net	2,015.0	1,936.2	1,777.9
Inventories	4,687.7	3,063.0	3,175.4
Property and equipment - net	4,068.9	3,790.7	4,398.6
Investments in unconsolidated affiliates	224.7	244.5	232.7
Goodwill	1,023.2	998.6	992.9
Other intangible assets - net	133.4	117.0	126.1
Retirement benefits	230.9	146.7	197.8
Deferred income taxes	2,825.1	2,477.1	2,592.5
Other assets	1,093.2	1,194.0	1,210.3
Assets held for sale		931.4
Total Assets	$47,135.1	$43,266.8	$41,810.3

Liabilities and Stockholders’ Equity
Short-term borrowings	$7,927.9	$5,325.7	$4,908.4
Short-term securitization borrowings	2,380.9	2,208.8	2,577.3
Payables to unconsolidated affiliates	143.8	203.5	161.3
Accounts payable and accrued expenses	7,121.3	6,481.7	5,855.5
Deferred income taxes	160.0	144.3	133.2
Long-term borrowings	15,892.5	16,814.5	16,374.2
Retirement benefits and other liabilities	5,968.7	5,784.9	5,674.6
Total liabilities	39,595.1	36,963.4	35,684.5
Total Deere & Company stockholders’ equity	7,527.6	6,290.3	6,115.2
Noncontrolling interests	12.4	13.1	10.6
Total stockholders’ equity	7,540.0	6,303.4	6,125.8
Total Liabilities and Stockholders’ Equity	$47,135.1	$43,266.8	$41,810.3

See Condensed Notes to Interim Consolidated Financial Statements.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED CASH FLOWS
For the Nine Months Ended July 31, 2011 and 2010
(In millions of dollars) Unaudited

	2011	2010
Cash Flows from Operating Activities
Net income	$2,135.8	$1,414.9
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful receivables	17.8	84.8
Provision for depreciation and amortization	677.9	692.9
Share-based compensation expense	50.8	61.5
Undistributed earnings of unconsolidated affiliates	1.1	(1.0)
Provision (credit) for deferred income taxes	(324.8)	106.6
Changes in assets and liabilities:
Trade, notes and financing receivables related to sales	(978.8)	(1,169.2)
Inventories	(1,774.6)	(1,067.9)
Accounts payable and accrued expenses	571.9	619.9
Accrued income taxes payable/receivable	266.3	128.9
Retirement benefits	351.1	(67.3)
Other	(358.4)	284.0
Net cash provided by operating activities	636.1	1,088.1

Cash Flows from Investing Activities
Collections of receivables (excluding receivables related to sales)	9,317.4	8,390.9
Proceeds from maturities and sales of marketable securities	24.5	23.5
Proceeds from sales of equipment on operating leases	522.8	463.5
Government grants related to property and equipment		92.3
Proceeds from sales of businesses, net of cash sold	894.4	25.0
Cost of receivables acquired (excluding receivables related to sales)	(10,286.7)	(9,032.5)
Purchases of marketable securities	(256.1)	(55.0)
Purchases of property and equipment	(681.5)	(457.5)
Cost of equipment on operating leases acquired	(397.4)	(381.8)
Acquisitions of businesses, net of cash acquired	(60.8)	(43.1)
Other	(143.5)	(41.3)
Net cash used for investing activities	(1,066.9)	(1,016.0)

Cash Flows from Financing Activities
Increase in total short-term borrowings	844.3	239.9
Proceeds from long-term borrowings	3,515.1	1,836.9
Payments of long-term borrowings	(2,795.2)	(2,599.6)
Proceeds from issuance of common stock	165.9	68.0
Repurchases of common stock	(1,093.2)	(102.8)
Dividends paid	(422.2)	(356.2)
Excess tax benefits from share-based compensation	66.8	19.3
Other	(36.3)	(28.1)
Net cash provided by (used for) financing activities	245.2	(922.6)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	13.3	(47.5)

Net Decrease in Cash and Cash Equivalents	(172.3)	(898.0)
Cash and Cash Equivalents at Beginning of Period	3,790.6	4,651.7
Cash and Cash Equivalents at End of Period	$3,618.3	$3,753.7

See Condensed Notes to Interim Consolidated Financial Statements.

Condensed Notes to Interim Consolidated Financial Statements (Unaudited)

(1)       Dividends declared and paid on a per share basis were as follows:

	Three Months Ended July 31		Nine Months Ended July 31
	2011	2010	2011	2010

Dividends declared	$.41	$.30	$1.11	$.86
Dividends paid	$.35	$.28	$1.00	$.84

(2)       The calculation of basic net income per share is based on the average number of shares outstanding.  The calculation of diluted net income per share recognizes any dilutive effect of share-based compensation.

(3)       Comprehensive income, which includes all changes in the total stockholders’ equity during the period except transactions with stockholders, was as follows in millions of dollars:

	Three Months Ended July 31		Nine Months Ended July 31
	2011	2010	2011	2010

Net income	$714.8	$619.5	$2,135.8	$1,414.9
Other comprehensive income, net of tax:
Retirement benefits adjustment	69.3	85.1	171.6	312.1
Cumulative translation adjustment	(46.2)	(46.0)	197.9	(121.5)
Unrealized gain (loss) on derivatives	3.6	(7.9)	13.2	14.0
Unrealized gain (loss) on investments	3.0	3.0	(.4)	3.6
Comprehensive income	$744.5	$653.7	$2,518.1	$1,623.1

(4)       The consolidated financial statements represent the consolidation of all Deere & Company’s subsidiaries.  In the supplemental consolidating data in Note 5 to the financial statements, “Equipment Operations” include the Company’s agriculture and turf operations and construction and forestry operations, with “Financial Services” reflected on the equity basis.

(5) SUPPLEMENTAL CONSOLIDATING DATA
STATEMENT OF INCOME
For the Three Months Ended July 31, 2011 and 2010
(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2011	2010	2011	2010
Net Sales and Revenues
Net sales	$7,721.6	$6,224.0
Finance and interest income	21.9	14.6	$531.2	$493.4
Other income	112.2	91.5	75.8	96.6
Total	7,855.7	6,330.1	607.0	590.0

Costs and Expenses
Cost of sales	5,792.5	4,520.0
Research and development expenses	312.0	256.3
Selling, administrative and general expenses	716.4	630.7	102.8	122.9
Interest expense	49.3	45.1	148.6	159.4
Interest compensation to Financial Services	47.3	50.8
Other operating expenses	52.8	53.9	161.9	159.2
Total	6,970.3	5,556.8	413.3	441.5

Income of Consolidated Group before Income Taxes	885.4	773.3	193.7	148.5
Provision for income taxes	301.2	261.7	68.3	46.5
Income of Consolidated Group	584.2	511.6	125.4	102.0

Equity in Income of Unconsolidated Subsidiaries and Affiliates
Financial Services	125.6	102.1	.2	.1
Other	5.0	5.8
Total	130.6	107.9	.2	.1
Net Income	714.8	619.5	125.6	102.1
Less: Net income attributable to noncontrolling interests	2.5	2.5
Net Income Attributable to Deere & Company	$712.3	$617.0	$125.6	$102.1

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)
STATEMENT OF INCOME
For the Nine Months Ended July 31, 2011 and 2010
(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2011	2010	2011	2010
Net Sales and Revenues
Net sales	$21,563.0	$17,009.5
Finance and interest income	55.5	47.9	$1,542.2	$1,462.6
Other income	335.8	281.3	169.5	242.9
Total	21,954.3	17,338.7	1,711.7	1,705.5

Costs and Expenses
Cost of sales	15,994.2	12,491.4
Research and development expenses	879.3	758.1
Selling, administrative and general expenses	2,016.1	1,770.0	301.8	364.6
Interest expense	151.2	133.8	468.2	516.1
Interest compensation to Financial Services	136.6	142.6
Other operating expenses	139.2	127.4	413.6	465.4
Total	19,316.6	15,423.3	1,183.6	1,346.1

Income of Consolidated Group before Income Taxes	2,637.7	1,915.4	528.1	359.4
Provision for income taxes	860.6	780.3	180.0	86.0
Income of Consolidated Group	1,777.1	1,135.1	348.1	273.4

Equity in Income of Unconsolidated Subsidiaries and Affiliates
Financial Services	348.9	274.1	.8	.6
Other	9.8	5.8
Total	358.7	279.9	.8	.6
Net Income	2,135.8	1,415.0	348.9	274.0
Less: Net income (loss) attributable to noncontrolling interests	5.5	7.3		(.1)
Net Income Attributable to Deere & Company	$2,130.3	$1,407.7	$348.9	$274.1

*            Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)
CONDENSED BALANCE SHEET (In millions of dollars) Unaudited	EQUIPMENT OPERATIONS *			FINANCIAL SERVICES
	July 31 2011	October 31 2010	July 31 2010	July 31 2011	October 31 2010	July 31 2010

Assets
Cash and cash equivalents	$3,167.8	$3,348.3	$3,333.5	$450.5	$442.3	$420.2
Marketable securities	200.4			259.0	227.9	232.3
Receivables from unconsolidated subsidiaries and affiliates	2,054.4	1,712.6	1,373.4		1.6	2.0
Trade accounts and notes receivable - net	1,061.8	999.8	804.0	3,547.5	2,979.7	3,340.4
Financing receivables - net	8.2	9.4	10.4	19,428.7	17,672.8	16,225.7
Financing receivables securitized - net				2,480.6	2,238.3	2,631.8
Other receivables	744.3	889.5	642.7	224.4	49.4	68.1
Equipment on operating leases - net				2,015.0	1,936.2	1,777.9
Inventories	4,687.7	3,063.0	3,175.4
Property and equipment - net	4,003.4	3,722.4	3,381.4	65.4	68.3	1,017.2
Investments in unconsolidated subsidiaries and affiliates	3,481.3	3,420.2	3,350.1	7.9	7.0	6.3
Goodwill	1,023.2	998.6	992.9
Other intangible assets - net	129.4	113.0	122.1	4.0	4.0	4.0
Retirement benefits	230.1	145.8	196.8	29.0	31.4	5.1
Deferred income taxes	2,959.7	2,737.1	2,763.6	103.1	103.2	97.7
Other assets	472.5	381.2	331.2	621.2	812.9	879.0
Assets held for sale					931.4
Total Assets	$24,224.2	$21,540.9	$20,477.5	$29,236.3	$27,506.4	$26,707.7

Liabilities and Stockholders’ Equity
Short-term borrowings	$480.4	$85.0	$92.1	$7,447.5	$5,240.7	$4,816.2
Short-term securitization borrowings				2,380.9	2,208.8	2,577.3
Payables to unconsolidated subsidiaries and affiliates	143.8	205.2	163.3	2,022.1	1,673.7	1,341.5
Accounts payable and accrued expenses	6,645.3	5,757.1	5,198.5	1,248.9	1,253.3	1,292.0
Deferred income taxes	98.3	92.0	82.4	299.5	415.5	319.6
Long-term borrowings	3,371.5	3,328.6	3,181.9	12,521.0	13,485.9	13,192.3
Retirement benefits and other liabilities	5,944.9	5,771.6	5,635.1	51.9	43.8	43.6
Total liabilities	16,684.2	15,239.5	14,353.3	25,971.8	24,321.7	23,582.5
Total Deere & Company stockholders’ equity	7,527.6	6,290.3	6,115.2	3,264.5	3,182.7	3,123.6
Noncontrolling interests	12.4	11.1	9.0		2.0	1.6
Total stockholders’ equity	7,540.0	6,301.4	6,124.2	3,264.5	3,184.7	3,125.2
Total Liabilities and Stockholders’ Equity	$24,224.2	$21,540.9	$20,477.5	$29,236.3	$27,506.4	$26,707.7

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

STATEMENT OF CASH FLOWS

For the Nine Months Ended July 31, 2011 and 2010

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2011	2010	2011	2010
Cash Flows from Operating Activities
Net income	$2,135.8	$1,415.0	$348.9	$274.0
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful receivables	2.5	1.8	15.3	83.0
Provision for depreciation and amortization	439.7	416.3	293.0	319.9
Undistributed earnings of unconsolidated subsidiaries and affiliates	(82.8)	(132.5)	(.8)	(.6)
Provision (credit) for deferred income taxes	(372.0)	95.7	47.2	11.0
Changes in assets and liabilities:
Receivables	(24.9)	(168.1)		(8.4)
Inventories	(1,483.6)	(818.8)
Accounts payable and accrued expenses	686.7	729.9	134.7	2.8
Accrued income taxes payable/receivable	274.7	108.4	(8.4)	20.5
Retirement benefits	340.9	(79.5)	10.2	12.2
Other	(182.4)	191.0	(77.9)	198.2
Net cash provided by operating activities	1,734.6	1,759.2	762.2	912.6

Cash Flows from Investing Activities
Collections of receivables (excluding trade and wholesale)			10,169.3	9,318.5
Proceeds from maturities and sales of marketable securities			24.5	23.5
Proceeds from sales of equipment on operating leases			522.8	463.5
Government grants related to property and equipment				92.3
Proceeds from sales of businesses, net of cash sold	894.4	25.0
Cost of receivables acquired (excluding trade and wholesale)			(11,187.4)	(9,800.5)
Purchases of marketable securities	(200.5)		(55.5)	(55.0)
Purchases of property and equipment	(680.2)	(432.0)	(1.3)	(25.4)
Cost of equipment on operating leases acquired			(790.6)	(718.4)
Acquisitions of businesses, net of cash acquired	(60.8)	(34.7)		(8.3)
Increase in trade and wholesale receivables			(1,153.5)	(1,287.5)
Other	(135.3)	(60.6)	(73.4)	(1.7)
Net cash used for investing activities	(182.4)	(502.3)	(2,545.1)	(1,999.0)

Cash Flows from Financing Activities
Increase (decrease) in total short-term borrowings	312.7	(86.0)	531.7	325.9
Change in intercompany receivables/payables	(845.3)	(924.8)	845.3	924.8
Proceeds from long-term borrowings	90.4	139.4	3,424.7	1,697.4
Payments of long-term borrowings	(11.5)	(311.5)	(2,783.6)	(2,288.1)
Proceeds from issuance of common stock	165.9	68.0
Repurchases of common stock	(1,093.2)	(102.8)
Dividends paid	(422.2)	(356.2)	(264.1)	(142.0)
Excess tax benefits from share-based compensation	66.8	19.3
Other	(12.9)	(14.2)	40.4	29.8
Net cash provided by (used for) financing activities	(1,749.3)	(1,568.8)	1,794.4	547.8

Effect of Exchange Rate Changes on Cash and Cash Equivalents	16.6	(44.4)	(3.3)	(3.1)

Net Increase (Decrease) in Cash and Cash Equivalents	(180.5)	(356.3)	8.2	(541.7)
Cash and Cash Equivalents at Beginning of Period	3,348.3	3,689.8	442.3	961.9
Cash and Cash Equivalents at End of Period	$3,167.8	$3,333.5	$450.5	$420.2

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.